Exhibit 99.2 [UPDATE]

NOTICE OF OPTIONAL REDEMPTION

March 15, 2012

Deutsche Bank Trust Company Americas,

as Trustee

60 Wall Street, 26th Floor

New York, New York 10005

Facsimile: (212) 553-2460

Attention: Corporate Trust Administration

Ladies and Gentlemen:

Reference is hereby made to the Second Supplemental Indenture dated as of June 15, 2011 among CIT Group Inc., as Issuer (the “Company”), the Guarantors Named Therein, as Guarantors, and Deutsche Bank Trust Company Americas, as Trustee, Series C Parent Collateral Agent and Series C Subsidiary Collateral Agent (the “Second Supplemental Indenture”), amending and supplementing the Indenture dated as of March 30, 2011 between CIT Group Inc., as Issuer, and Deutsche Bank Trust Company Americas, as Trustee (the “Series C Indenture” and, together with the Second Supplemental Indenture, collectively, the “Indenture”). Capitalized terms used but not otherwise defined herein, shall have the meaning assigned to such terms in the Indenture.

NOTICE IS HEREBY GIVEN TO THE TRUSTEE, pursuant to Section 11.2 of the Series C Indenture, of the Company’s election to effect an optional redemption of the Notes under Section 3.2 of the Second Supplemental Indenture in the manner more fully described hereinbelow.

The Company hereby designates April 16, 2012 as the Redemption Date for the optional redemption of Notes to be made pursuant to this Notice of Optional Redemption.

On the above-referenced Redemption Date, the Company shall optionally redeem Notes in an aggregate principal amount of One Billion Five Hundred Fifty Four Million Two Hundred Twenty Five Thousand and 00/100 Dollars ($1,554,225,000) at a Redemption Price equal to one hundred (100.0) percent of such aggregate principal amount.

The aggregate principal amount of Notes to be redeemed pursuant to this Notice of Optional Redemption shall consist of the principal amounts under the following series of Notes: One Billion Five Hundred Fifty Four Million Two Hundred Twenty Five Thousand and 00/100

Dollars ($1,554,225,000) in principal amount of the 2015 Notes (144a CUSIP No. 125581 FY9, ISIN No. US125581FY98; Reg S CUSIP No. U17186AJ3), being the entire principal amount of such series of Notes that will be outstanding as of the Redemption Date.

By its execution of this Notice of Optional Redemption, the Trustee hereby (y) waives (i) the requirement in Section 11.2 of the Series C Indenture that the Company give notice of its election to effect an optional redemption of Notes hereunder at least sixty (60) days prior to the above-referenced Redemption Date, and (ii) the requirement in Section 11.4 of the Series C Indenture that the Company give the Trustee at least 5 days’ prior notice of the date on which the Company requests the Trustee to give Holders notice of the Company’s optional redemption of Notes hereunder; and (z) agrees with the Company that notice given pursuant to this Notice of Optional Redemption on the date hereof constitutes good and sufficient notice under each of the foregoing sections for purposes of the Company’s optional redemption of Notes hereunder on such Redemption Date.

[Remainder of Page Intentionally Left Blank. The Next Page is the Signature Page.]

IN WITNESS WHEREOF, the undersigned has caused this Notice of Optional Redemption to be executed by its duly authorized officer as of the date first above written.

CIT GROUP INC.

By: /s/ Usama F. Ashraf
Name: Usama F. Ashraf
Title: Senior Vice President and Assistant Treasurer

ACCEPTED AND AGREED TO:

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

By:	/s/ Irene Siegel
Name:	Irene Siegel
Title:	Vice President

By:	/s/ Maria Inoa
Name:	Maria Inoa
Title:	Associate